EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE CONTACT:	Monty Standifer
Executive Vice Pres. & CFO
(972) 307-5555

GADZOOKS ENTERS AGREEMENT TO SELL ITS
BUSINESS TO FOREVER 21, INC.

CARROLLTON, TX, February 17, 2005 Gadzooks, Inc. (OTC Pink Sheets: GADZQ) (the “Company”) announced today that it has entered into an asset purchase agreement with an affiliate of Forever 21, Inc., a national specialty retailer of apparel and accessories for fashion-oriented women operating over 200 retail stores, to sell substantially all of the operating assets of the Company and its 243 retail stores pursuant to Section 363 of the United States Bankruptcy Code.

At a Bankruptcy Court-sanctioned auction taking place in Dallas, Texas on February 14, 2005, the Company received several bids culminating in the final bid from Forever 21 valued by the Company in excess of $33 million. The Company and Forever 21 executed an asset purchase agreement on February 16, 2005 that contemplates closing of the transaction on March 11, 2005. The effectiveness of the asset purchase agreement is conditioned upon, among other things, the entry by the Bankruptcy Court of an order approving the transaction on Wednesday, February 23, 2005.

Jerry Szczepanski, Chairman and Chief Executive Officer of Gadzooks said, “I thank our dedicated and talented associates both at the corporate office and in our stores for their exceptional service to the Company. It has been a tremendous honor and pleasure for me to work with them these many years. As co-founder of the Company, I am very proud of what Gadzooks has meant to people, and it has been a great privilege for me to work with my colleagues and our vendor and landlord partners. I wish Forever 21 the best of luck, and have every expectation that they will be very successful.”

Don Chang, CEO and Founder of Forever 21 said, “We are very thankful for the opportunity to build upon the strong brand created by the Gadzooks’ team. In particular, the Gadzooks’ team has recently generated sales momentum that has impressed us. Coupled with Forever 21’s fashion capabilities, we look forward to working together to build an even stronger brand.”

Financo, Inc. served as investment bankers to the Company; Akin Gump Strauss Hauer & Feld, LLP served as legal advisors and Glass & Associates, Inc. served as restructuring advisors.

Dallas-based Gadzooks is a specialty retailer of casual clothing, accessories and shoes for 16-22 year-old females. Gadzooks currently operates 243 stores in 40 states.

Forever 21, Inc. is a national specialty retailer of apparel and accessories for fashion-oriented women operating over 200 retail stores. Forever 21, Inc. was founded in Los Angeles, California in 1984 and has grown consistently over the last 21 years achieving sales of $640 million this year.